Exhibit 2.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of June 15, 2016, is by and among KalVista Pharmaceuticals Ltd., a private company limited by shares incorporated and registered in England and Wales with number 07543947 and whose registered address is at Building 227 Tetricus Science Park, Porton Down, Salisbury, Wiltshire, SP4 0JQ (the “Company”), and the equityholders of Carbylan Therapeutics, Inc., a Delaware corporation (“Carnivale”), set forth on Schedule A hereto (each, an “Equityholder” and collectively, the “Equityholders”).

WHEREAS, as of the date hereof, each Equityholder is the holder of the number of shares of common stock, par value $0.001 per share, of Carnivale (“Carnivale Common Stock”) and/or options to purchase shares of Carnivale Common Stock (“Options”) set forth opposite such Equityholder’s name on Schedule A (all such shares of Carnivale Common Stock set forth on Schedule A, together with any shares of Carnivale Common Stock that are issued upon exercise of Options or otherwise hereafter issued to or otherwise acquired or owned by such Equityholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Carnivale and the Company propose to enter into that certain Share Purchase Agreement, dated as of the date hereof (the “Share Purchase Agreement”), which provides, among other things, for the purchase by Carnivale of all of the outstanding Company Ordinary Shares and Company Preferred Shares owned by the shareholders of the Company (the “Sellers”) in exchange for the issuance of shares of Carnivale Common Stock to such shareholders (the “Share Purchase”) (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Share Purchase Agreement); and

WHEREAS, as a condition to the Sellers’ and the Company’s willingness to enter into the Share Purchase Agreement, the Sellers and the Company require that each Equityholder, and as an inducement and in consideration therefor, each such Equityholder (in such Equityholder’s capacity as a holder of shares of Carnivale Common Stock and/or Options) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

Each Equityholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. Subject to the remaining terms of this Section 1.1, at every meeting of the holders of Carnivale Common Stock (the “Carnivale Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Carnivale Stockholders act by written consent in lieu of a meeting), such Equityholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Equityholder’s Subject Shares (a) in favor of the approval of (i) the Share Purchase Agreement, (ii) the issuance of Carnivale Common Stock pursuant to the Share Purchase Agreement, (iii) an amendment to the Carnivale Certificate of Incorporation to authorize the Carnivale Board to effect a reverse split of all outstanding shares of Carnivale Common Stock whereby each outstanding share of Carnivale Common Stock would be combined, converted and changed into 1/4, 1/5, 1/6, 1/7, 1/8, 1/9 or 1/10 share of Carnivale Common Stock, (iv) if proposed in the Proxy Statement, the adoption of an amendment to the Carnivale Certificate of Incorporation to increase the authorized number of shares of Carnivale Common Stock, (v) if proposed in the Proxy Statement, the adoption of an amendment to the Carnivale 2015 Equity Plan to increase the number of shares of Carnivale Common Stock authorized for issuance thereunder, (vi) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Share Purchase Agreement and the issuance of Carnivale Common Stock pursuant to the Share Purchase Agreement on the date on which such meeting is held, and (vii) any other proposal included in the Proxy Statement in connection with, or related to, the consummation of the Share Purchase that the Board of Directors of Carnivale has recommended that the stockholders of Carnivale vote in favor of; and (b) against any Acquisition Proposal with respect to Carnivale. Notwithstanding anything to the contrary in this Agreement, in the event that the Carnivale Board withholds, amends, withdraws or modifies the Carnivale Board Recommendation in compliance with the terms of the Share Purchase Agreement, solely in connection with a vote that is subject to Section 1.1:

(x) the aggregate number of shares of Carnivale Common Stock that shall be considered “Subject Shares” for all Equityholders on a collective basis pursuant to this Agreement shall be modified without any further notice or any action by the Company or the Equityholders to be only such number that is equal to 35% of the aggregate number of outstanding shares of Carnivale Common Stock as of the applicable record date for such vote (the “Lock-Up Subject Shares”) (with any reduction in the number of shares of Carnivale Common Stock that shall be considered “Subject Shares” applied on a pro rata basis among all Equityholders based on the number of shares of Subject Shares held by each such Equityholder as of the applicable record date for such vote), such that the Equityholders, collectively, shall only be obligated to vote the Lock-Up Subject Shares in the manner set forth in Section 1.1; and

(y) the Equityholders, in their sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of the remaining Subject Shares in excess of the Lock-Up Subject Shares in any manner they may choose.

1.2. No Inconsistent Arrangements. Except as expressly permitted hereunder or under the Share Purchase Agreement, such Equityholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any shares of Carnivale Common Stock or Options, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the shares of Carnivale Common Stock or Options or any interest therein or publically announce its intention to Transfer any of its shares of Carnivale Common Stock or Options, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the shares of Carnivale Common Stock or Options, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that would make any representation or warranty of such Equityholder herein untrue or incorrect in any material respect, or have the effect of preventing such Equityholder from performing such Equityholder’s obligations hereunder. Notwithstanding the foregoing, (x) such Equityholder may make Transfers of the shares of Carnivale Common Stock or Options by will, operation of law, or for estate planning purposes, in which case the shares of Carnivale Common Stock or Options, as applicable, shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either such Equityholder or the transferee provides the Company with a copy of such agreement promptly upon consummation of any such Transfer and (y) such Equityholder shall take all actions reasonably necessary to consummate the transactions contemplated by the Share Purchase Agreement.

1.3. Documentation and Information. Each Equityholder shall permit and hereby authorizes the Company and Carnivale to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Carnivale reasonably determines to be necessary in connection with the Share Purchase and any transactions contemplated by the Share Purchase Agreement, such Equityholder’s identity and ownership of the shares of Carnivale Common Stock and/or Options and the nature of such Equityholder’s commitments and obligations under this Agreement. Carnivale is an intended third-party beneficiary of this Section 1.3.

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1.4. Irrevocable Proxy. Each Equityholder hereby revokes (or agrees to cause to be revoked) any proxies that such Equityholder has heretofore granted with respect to the Subject Shares. Such Equityholder hereby irrevocably appoints the Company, and any individual designated in writing by it, as attorney-in-fact and proxy for and on behalf of such Equityholder, for and in the name, place and stead of such Equityholder, to: (a) attend any and all meetings of the Carnivale Equityholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Equityholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Carnivale Equityholders or in connection with any action sought to be taken by written consent of the Carnivale Equityholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the Carnivale Equityholders or in connection with any action sought to be taken by written consent without a meeting. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes expressly described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Equityholder, as applicable) until the termination of the Share Purchase Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. Such Equityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Carnivale. Such Equityholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Share Purchase Agreement and that such proxy is given to secure the obligations of such Equityholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.5. No Solicitation of Transactions. Without limiting and subject to the provisions of Section 4.14 hereof, such Equityholder shall not, directly or indirectly, knowingly take any action that Carnivale is not permitted to take pursuant to Section 4.3 of the Share Purchase Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Each Equityholder, severally but not jointly as to any other Equityholder, represents and warrants to the Company that:

2.1. Authorization; Binding Agreement. Such Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Equityholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Equityholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Equityholder, and constitutes a valid and binding obligation of such Equityholder enforceable against such Equityholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2. Ownership of Carnivale Common Stock and Options; Total Shares. Such Equityholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Equityholder’s shares of Carnivale Common Stock and Options listed on Schedule A opposite such Equityholder’s name and has good and marketable title to such shares of Carnivale Common Stock and Options free and clear of any Encumbrance (including, with respect to shares of Carnivale Common Stock, any restriction on the right to vote or otherwise transfer the shares of Carnivale Common Stock), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Carnivale Common Stock granted to such Equityholder under an employee benefit plan of Carnivale and (d) with respect to Options, provided pursuant to the terms of the Option and any stock option plan under which such Option was granted. The shares of Carnivale Common Stock and Options listed on Schedule A opposite such Equityholder’s name constitute all of the shares of Carnivale Common Stock and/or

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Options owned by such Equityholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Equityholder’s shares of Carnivale Common Stock and Options.

2.3. Voting Power. Except as set forth on Schedule A, such Equityholder has full voting power, with respect to such Equityholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Equityholder’s Subject Shares. None of such Equityholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4. Reliance. Such Equityholder has had the opportunity to review the Share Purchase Agreement and this Agreement with counsel of such Equityholder’s own choosing. Such Equityholder understands and acknowledges that the Company is entering into the Share Purchase Agreement in reliance upon such Equityholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to such Equityholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Equityholder, threatened against, such Equityholder or any of such Equityholder’s properties or assets (including the shares of Carnivale Common Stock and Options) that could reasonably be expected to prevent, delay or impair the ability of such Equityholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Equityholder that:

3.1. Organization; Authorization. The Company is a private limited company duly incorporated and registered under the Laws of England and Wales. The consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Company, in accordance with the provisions of the Share Purchase Agreement and (b) if to any Equityholder, to such Equityholder’s address set forth on a signature page hereto, or to such other address as such Equityholder may hereafter specify in writing to the Company for such purpose.

4.2. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earlier of (a) the termination of the Share Purchase Agreement in accordance with its terms and (b) the Closing. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article IV shall survive any termination of this Agreement.

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4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The Company and each Equityholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, electronic signature, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to any other party that requests it.

4.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that the Company would be irreparably damaged if for any reason any Equityholder fails to perform any of its obligations under this Agreement and that the Company may not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14. Obligations; Capacity as Equityholder. The obligations of each Equityholder under this Agreement are several and not joint, and no Equityholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Equityholder. Each Equityholder signs this Agreement solely in such Equityholder’s capacity as a holder of shares of Carnivale Common Stock and/or a holder of options, and not in such Equityholder’s capacity as a director, officer or employee of Carnivale or in such Equityholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Carnivale in the exercise of his or her fiduciary duties as a director or officer of Carnivale or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent any director or officer of Carnivale or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15. Conversion or Exercise. Nothing contained in this Agreement shall require any Equityholder (or shall entitle any proxy of such Equityholder) to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (b) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

4.16. Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.17. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of Carnivale has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Carnivale’s organizational documents, the possible acquisition of the Company by Carnivale pursuant to the Share Purchase Agreement and (b) the Share Purchase Agreement is executed by all parties thereto.

(SIGNATURE PAGES FOLLOW)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KALVISTA PHARMACEUTICALS LIMITED

By:	/s/ Thomas Andrew Crockett
Name:	Thomas Andrew Crockett
Title:	CEO

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ACP IV, L.P.

By:	ACMP IV, LLC, its General Partner

By:	/s/ Larry Randall
Name:	Larry Randall
Title:	Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

INTERWEST PARTNERS IX, L.P.

By:	InterWest Management Partners IX, LLC, its General Partner

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

VIVO VENTURES FUND VI, L.P.

By: Vivo Ventures VI, LLC, its General Partner

By:	/s/ Albert Cha
Name:	Albert Cha
Title:	Managing Member

VIVO VENTURES VI AFFILIATES FUND, L.P.

By: Vivo Ventures VI, LLC, its General Partner

By:	/s/ Albert Cha
Name:	Albert Cha
Title:	Managing Member

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ David M. Renzi
DAVID M. RENZI

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ John McKune
JOHN MCKUNE

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Marcee M. Maroney
MARCEE M. MARONEY

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Steven L. Basta
STEVEN L. BASTA

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ David M. Clapper
DAVID M. CLAPPER

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Keith A. Katkin
KEITH A. KATKIN

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Edward W. Unkart
EDWARD W. UNKART

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Reza Zadno, Ph.D.
REZA ZADNO, PH.D.

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ David Saul
DAVID SAUL

[Signature Page to Support Agreement]

Schedule A

Name of Equityholder	No. of Shares of Carnivale Common Stock
ACP IV, L.P.	4,343,550
InterWest Partners IX, L.P.	4,619,195
Vivo Ventures Fund VI, L.P.	4,173,986
Vivo Ventures VI Affiliates Fund, L.P.	30,576

Name of Equityholder	Options to Purchase Carnivale Common Stock
David M. Renzi	1,075,331
John McKune	60,000
Marcee Maroney	209,831
Steven L. Basta	57,839
David M. Clapper	56,039
Keith A. Katkin	56,039
Edward W. Unkart	56,039
Reza Zadno, Ph.D.	22,000
David Saul	56,000